Press Release

                                                           For Immediate Release

Compositech Ltd. Bankruptcy Dismissed; Ceases Operations

WOODBURY, NY --November 14, 2002 -- Compositech Ltd. (CTEK), a developer of high tech laminates for the printed circuit board industry, today reported that on November 13, 2002, the Company's bankruptcy proceeding was dismissed. The Company has ceased operations and any remaining assets will be surrendered to secured creditors. No assets remain available to satisfy unsecured debt and therefore a continuation of the bankruptcy proceeding was deemed futile. The Company had filed a voluntary Chapter 11 petition in the United States Bankruptcy Court for the Eastern District of New York, Case No. 01-85428, on July 13, 2001.

The Company ceased its manufacturing operations at the end of 1999. The pressure of debts incurred during its manufacturing operations caused the Company to file the bankruptcy petition. During the bankruptcy proceedings, the Company continued its efforts to license or sell its technology. The negotiations with a potential purchaser/licensee announced in January 2001 led to the sale of substantially all technology and some equipment to Teradyne, Inc. in September 2002. All other efforts seeking potential licensees or purchasers had not been fruitful. The Company believes that negotiations were adversely affected among other matters by the downturn in the technology industry.

The funds received in connection with the sale to Teradyne were consumed to pay administrative expenses of the bankruptcy, principally legal expenses. It is believed that certain of the Company's secured creditors will execute upon their security interests to obtain possession of the remaining assets of the Company, which were pledged as collateral for the secured debt. After this occurs, the Company will be defunct.

Forward Looking Statement

The statements made in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934 that involve a number of risks and uncertainties. Actual events or results may differ from the Company's expectations.
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Contact:

Compositech Ltd.
Samuel S. Gross, CFO
516-835-1458
samgrossctek@aol.com